Exhibit 99.1

For More Information Contact Investor Relations Debbie Laudermilk SigmaTel Investor Relations +1 512.381.3931 Investor.relations@sigmatel.com	Media Inquires Aaron De Lucia Senior PR Manager +1 512.381.3994 Press@sigmatel.com

SigmaTel Reports Third Quarter 2005 Results; Quarterly Revenues Increase 55 Percent Year-Over-Year

AUSTIN, Texas (October 25, 2005) — SigmaTel, Inc. (NASDAQ: SGTL), a leader in mixed-signal multimedia semiconductors, today announced third quarter 2005 results for the period ended September 30, 2005. Third quarter revenues were $74.4 million, an increase of 55% from third quarter 2004 revenues and a sequential increase of 7% from second quarter 2005 revenues. Under generally accepted accounting principles (GAAP), SigmaTel incurred a net loss for the third quarter of 2005 of $4.8 million or $0.13 per diluted share, compared to net income of $17.3 million, or $0.46 per diluted share, in the third quarter of 2004 and net income of $10.9 million or $0.29 per diluted share in the second quarter of 2005. Pro forma adjusted net income for the third quarter of 2005 was $7.1 million, representing pro forma earnings of $0.19 per diluted share, compared to $13.7 million or $0.37 per diluted share in the third quarter of 2004.

The GAAP loss was driven by acquisition related charges for in-process research and development costs of $11.4 million, as well as amortization of other intangible assets acquired totaling approximately $400,000. The third quarter 2005 results include an income tax expense despite a pretax loss, due to the acquisition activity during the third quarter. This compares to income tax expense at an effective tax rate of 37% in the second quarter of 2005. During the third quarter of 2004, the Company recorded an income tax benefit of $3.8 million, primarily due to the reversal of valuation allowances against the Company’s net deferred tax asset.

Revenues for the nine months ended September 30, 2005 were $243.3 million, an increase of 109% from the nine months ended September 30, 2004. Pro forma net income for the nine months ended September 30, 2005 was $43.5 million or $1.16 per diluted share, up from pro forma net income for the nine months ended September 30, 2004 of $30.8 million or $0.81 per diluted share. The year-over-year pro forma diluted earnings per share growth was 43% year to date.

As of September 30, 2005, SigmaTel reported cash and short-term investments of $107 million, which is down from $179 million on June 30, 2005. The Company used $88 million of its cash during the third quarter as consideration paid for acquisitions.

“Throughout the year we have been focused on building a foundation for growth and believe the company now has the technology and design teams in place for SigmaTel to maintain its competitive edge as a diversified mixed signal, multimedia semiconductor company,” said Ron Edgerton, President and CEO of SigmaTel. “The company remains focused on execution in its core-markets and growing in new markets providing new opportunities for our customers to be successful.”

Business Summary

During the third quarter of 2005, SigmaTel completed the acquisitions of Protocom and Oasis Semiconductor and acquired the software, patents and engineering resources associated with the Rio® portable audio product line from D&M Holdings, Inc. The three acquisitions were a key strategic component of SigmaTel’s long-term business strategy to diversify its product portfolio and strengthen its intellectual property (IP) base.

SigmaTel’s Portable SoC Group continued to win new designs in the third quarter. Several customers introduced new portable digital audio products in the third quarter of 2005. Dell introduced its first flash-based MP3 player, the Dell DJ Ditty, and SHARP introduced a SHARP listening machine, a business-card-sized listening handset that includes MP3 capabilities and recorded special content for English listening study and provides users the ability to learn English in their native voice. Building on the company’s brand sales strategy, several global brands like Disney and MGA Entertainment’s Bratz brand also entered the growing portable digital audio market with stylish MP3 players targeted at kids. Disney introduced its Disney Mix Stick Player and MGA introduced the Bratz™ Plugged in Liptune™ MP3 Player.

The company taped-out and received working first silicon for its first FM tuner product during the quarter which interfaces with both the STMP3600 and the STMP3500 family of products, providing SigmaTel with a highly competitive offering. This new level of integration will not only provide customers with the best quality at the lowest system cost, but will also provide stability to gross margins in the portable SoC product segment. The Software Development Kit (SDK) 4.1 for the STMP3600 in flash applications was released during the quarter.

The Integrated Components Group (ICG) continued its momentum in the third quarter of 2005. In September, SigmaTel announced the use of its 8-channel High Definition Audio codecs in a new line of Sony VAIO® desktop computers that provide music enthusiasts and home studio users with the world’s first consumer PC capable of recording and playback in the Sony DSD format, opening up the world of professional sound creation to main stream consumers. Additionally, SigmaTel announced a new family of high fidelity, high definition audio codecs, the STAC9202, STAC9250 and STAC9251 allowing for digital microphone capabilities and the ability to implement integrated audio and modem functionality directly on the PC motherboard. These new solutions enable notebook PC manufacturers to add advanced capabilities while lowering system costs.

Even though Protocom and Oasis were not a part of SigmaTel for the full quarter, their product contribution was meaningful. Shipments of production quantities of the Protocom 818 solution to Samsung began during the quarter. The Protocom 818 powers the Samsung Mini-Ket Mega, a six-in-one product that combines Digital Video Camera, Digital Still Camera, Internet Camera, MP3 Player, Voice Recorder and Data Storage device into a single compact device. With the Oasis Semiconductor acquisition, SigmaTel entered the Multi-Function Peripheral (MFP) market and during the quarter the company shipped its DC2150, a fully integrated high speed MFP controller chip including LCD and camera card support to customers.

Business Outlook

“SigmaTel is focused on capitalizing on the synergies of all of its products to develop best-in-class solutions and provide customer support through its expanding global infrastructure. With compelling product roadmaps, SigmaTel sees tremendous market opportunities with its STMP3600 product, its upcoming FM Tuner and new products and technologies that are a result of the company’s acquisitions,” said Mr. Edgerton.

Specific guidance for the fourth quarter of 2005:

•	Revenues are expected to be between $81 million and $91 million, compared to the $78.6 million of revenues in the fourth quarter of 2004.

•	Gross margin is expected to be 53%, plus or minus a couple of percentage points. SigmaTel’s gross margin percentage varies primarily with product mix, pricing, and unit costs.

•	GAAP operating expenses are expected to be between $38.5 million and $39.0 million which includes litigation costs of approximately $2.8 million.

•	Pro forma adjusted net income is expected to be between $5.3 million and $7.6 million. This excludes the amortization of non-cash deferred stock-based compensation of approximately $700,000, as well as the projected write-off of approximately $200,000 of in-process R&D costs and amortization of intangible assets from acquisitions of approximately $1.2 million.

•	GAAP net income is expected to be between $3.9 million and $6.1 million.

•	Pro forma adjusted EPS is expected to be between $0.14 and $0.20. Included in this guidance is approximately $.05 per diluted share for projected litigation costs.

The management team of SigmaTel will be making company presentations at two conferences in the fourth quarter. Ron Edgerton, President and CEO will be presenting at the AeA Classic Financial Conference at the Manchester Grand Hyatt in San Diego, California on November 7th and 8th, 2005. Ross Goolsby, Vice President of Finance and Chief Financial Officer will be making a company presentation at the Lehman Brothers Global Technology Conference at the Fairmount Hotel in San Francisco, California on December 7, 2005 at 4:30 pm PT. These presentations will be simulcast and webcast, audio only and available at www.sigmatel.com/investor.relations for 30 days following each conference.

The updated SigmaTel corporate presentation is now available on its corporate website, www.sigmatel.com/investor.relations. This presentation incorporates the company’s new financial data.

Conference Call Today

SigmaTel will hold a conference call today, October 25, 2005, beginning at 3:30 P.M. Central Time. This call will be simulcast via SigmaTel’s website at www.sigmatel.com/investor.relations. A replay will be available after the call at the websites listed above or by calling 888-203-1112 (U.S.) or 1-719-457-0820 (international) and entering reservation number 9457409. These replays will be available through November 25, 2005.

About SigmaTel:

SigmaTel, Inc. a fabless semiconductor company headquartered in Austin, Texas, designs, develops, and markets proprietary, analog intensive, mixed-signal ICs for a variety of digital multimedia products in the consumer electronics and computing markets, including portable compressed audio players, such as MP3 players, notebook and desktop PCs, digital video cameras, multi-function peripheral products, digital televisions, and set-top boxes. SigmaTel provides complete, system-level solutions that include highly-integrated ICs, customizable firmware and software, software development tools, reference designs, and applications support. The Company’s focus is on providing system-level solutions that enable customers to rapidly introduce and offer electronic products that are small, light-weight, power-efficient, reliable, and cost-effective. SigmaTel is ISO 9001:2000 certified and is committed to providing customers with high performance, quality products along with superior customer service.

Cautionary Language:

This press release contains forward-looking statements based on current SigmaTel expectations. The words “expect,” “will,” “should,” “would,” “anticipate,” “project,” “outlook,” “believe,” “intend,” and similar phrases as they relate to SigmaTel or future events are intended to identify such forward-looking statements. These forward-looking statements reflect the current views and assumptions of SigmaTel, but are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, and there will be events in the future that SigmaTel is not able to accurately predict or control. For a discussion of factors that could impact SigmaTel’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to recent SigmaTel filings with the SEC, particularly the Form 10-K that was filed on February 8, 2005 and the Form 10-Q that was filed on August 9, 2005.

SigmaTel is a registered trademark of SigmaTel, Inc. All other products and brand names as they appear in this release are trademarks or registered trademarks of their respective holders. All specifications may be changed without notice.

Non-GAAP Financial Measurements

In addition to the GAAP results provided by this document, the company has provided non-GAAP financial measurements that present net income and net income per share on a basis excluding certain non-cash charges. Details of these excluded items are presented in the table below, which reconciles the GAAP results to non-GAAP financial measurements described in this press release. Also, this press release and the reconciliation from GAAP results to these and other additional non-GAAP financial measurements that may be discussed in the Q3 2005 earnings conference call can be found on the company’s website at www.sigmatel.com/investor.relations.

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SIGMATEL, INC.

PRO FORMA VS. GAAP RESULTS

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Net income (loss), as reported	$(4,829)	$17,318	$31,597	$33,070
Pro forma adjustments (tax effected):
Partial reversal of lease abandonment charge	—	—	(250)	—
Net benefit from release of tax valuation allowance	—	(4,058)	—	(4,058)
Acquisition-related write-off of in-process R&D costs	11,410	—	11,410	—
Amortization of intangible assets from acquisitions	254	—	254	—
Deferred stock-based compensation	249	424	521	1,821

Pro forma net income	$7,084	$13,684	$43,532	$30,833

Diluted weighted average shares outstanding	37,789	37,382	37,690	38,013
Diluted net income per share, pro forma	$0.19	$0.37	$1.16	$0.81

SIGMATEL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues, net	$74,369	$48,112	$243,279	$116,220
Cost of goods sold	36,570	22,033	109,863	53,595

Gross profit	37,799	26,079	133,416	62,625
Operating expenses:
Research and development	28,427	8,603	53,187	21,856
Selling, general and administrative	10,653	3,964	27,093	10,466
Amortization of deferred stock-based compensation	383	424	801	1,821

Total operating expenses	39,463	12,991	81,081	34,143

Operating income (loss)	(1,664)	13,088	52,335	28,482
Other income:
Interest income, net	1,156	443	3,223	1,121
Foreign exchange gain (loss)	13	—	(30)	—

Total other income	1,169	443	3,193	1,121

Income (loss) before income taxes	(495)	13,531	55,528	29,603
Income tax benefit (expense)	(4,334)	3,787	(23,931)	3,467

Net income (loss)	$(4,829)	$17,318	$31,597	$33,070

BASIC NET INCOME (LOSS) PER SHARE	$(0.13)	$0.50	$0.89	$0.95

DILUTED NET INCOME (LOSS) PER SHARE	$(0.13)	$0.46	$0.84	$0.87

WEIGHTED AVERAGE SHARES USED TO COMPUTE:
Basic net income (loss) per share	36,121	34,538	35,585	34,725
Diluted net income (loss) per share	37,789	37,382	37,690	38,013

SIGMATEL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current Assets:
Cash and cash equivalents	$49,427	$27,246
Short-term investments	57,864	114,451
Accounts receivable, net	52,725	34,195
Inventories, net	17,642	19,411
Income tax receivable	3,411	—
Deferred tax asset, net	547	7,613
Prepaid expenses and other assets	5,894	4,241

Total current assets	187,510	207,157
Property, equipment and software, net	13,913	7,116
Goodwill and intangible assets, net	112,550	4,357
Other assets	1,601	1,285

Total assets	$315,574	$219,915

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$33,896	$23,016
Accrued compensation	4,577	3,884
Other accrued expenses	6,698	2,698
Deferred revenue	7,128	7,286
Current portion of long-term obligations	722	1,223

Total current liabilities	53,021	38,107
Non-current income taxes payable	6,816	—
Other liabilities	2,247	892

Total liabilities	62,084	38,999

Stockholders’ equity:
Common stock, $0.0001 par value; 170,000 shares authorized; shares issued and outstanding: 37,428 and 37,338 at 2005 and 35,205 and 35,115 at 2004, respectively	4	4
Additional paid-in capital	217,597	173,480
Notes receivable from stockholders	(5)	(7)
Deferred stock-based compensation	(4,326)	(1,278)
Treasury stock, 90 common shares at cost	(741)	(741)
Accumulated surplus	41,055	9,458
Accumulated other comprehensive loss	(94)	—

Total stockholders’ equity	253,490	180,916

Total liabilities and stockholders’ equity	$315,574	$219,915